Exhibit 23.2

McGladrey & Pullen, LLP Certified Public Accountants
800 N. Magnolia Avenue, Suite 1700 Orlando, FL 32803 O 407.581.3500 F 407.895.1335 www.mcgladrey.com

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of DJSP Enterprises, Inc. of our report dated April 1, 2010, except for Note 10, as to which the date is April 22, 2010, relating to our audits of the combined carve-out financial statements of DJS Processing Division and its Combined Affiliates, which appears in the Annual Report on Form 20-F of DJSP Enterprises, Inc. for the year ended December 31, 2009.

Orlando, Florida
June 30, 2010